Exhibit 3.1

AMENDMENT TO

SECOND AMENDED AND RESTATED BY-LAWS

OF CONSTANT CONTACT, INC.

The Board of Directors (the “Board of Directors”) of Constant Contact, Inc. a Delaware corporation (the “Corporation”), at a duly convened meeting of the Board of Directors at which a quorum was present, by the affirmative vote of a majority of the directors present at such meeting and in accordance with the Restated Certificate of Incorporation of the Corporation (the “Company Certificate”), the Second Amended and Restated By-Laws of the Corporation (the “By-Laws”), and the General Corporation Law of the State of Delaware, approved and adopted on October 30, 2015 the following amendment to the By-Laws to be effective on October 30, 2015.

The By-Laws are hereby amended by adding the following new Article VII:

ARTICLE VII

FORUM FOR ADJUDICATING DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the corporation to the corporation or to the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-Laws (as either may be amended from time to time) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Chancery Court, or (d) any action asserting a claim governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VII.